Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Reports Third Quarter 2017 Financial Results

•	Record quarterly revenue of $36.6 million represents 48% year-over-year growth

•	Year-to-date revenue of $99.6 million represents 26% year-over-year growth

•	Spectrum contributes revenue of $7.6 million in first two months of ownership

WALTHAM, MA – November 9, 2017 – Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today reported financial results for its third quarter ended September 30, 2017. Detailed in this press release are the Company’s performance highlights for the quarter, followed by updated financial guidance for the year 2017 and access information for today’s webcast and conference call.

Tony J. Hunt, President and Chief Executive Officer said “I’m very pleased with our overall performance in the third quarter. We closed on the Spectrum acquisition in August and our new colleagues delivered terrific results, with greater than 30% year-on-year revenue growth for the first two months of ownership. Outside of Spectrum, our direct-to-customer Chromatography and Filtration businesses delivered combined revenue growth of over 30% year-on-year, and very strong organic growth of greater than 20% year-on-year. In Filtration, our new XCell™ ATF single-use products showed strong adoption with several new customers coming on board, and we rounded out that portfolio with the anticipated launch of the large-scale XCell ATF 10. In short, we continue to execute on our strategy of growth through innovation and acquisition, and I am confident in our ability to continue to deliver results for our customers and shareholders alike.”

Financial Highlights for the Third Quarter of 2017

REVENUE

•	Revenue for the third quarter of 2017 increased to $36.6 million compared to $24.7 million for the third quarter of 2016, a year-over-year gain of 48% as recorded, or 47% at constant currency.

GROSS PROFIT and GROSS MARGIN

•	Gross profit (GAAP) for the third quarter of 2017 was $16.6 million, a year-over-year increase of $3.2 million, or 24%, and representing 45.4% gross margin. This compares to third quarter of 2016 gross profit (GAAP) of $13.4 million and 54.4% gross margin. GAAP gross profit for the third quarter of 2017 includes $2.7 million in inventory step-up charges related to our August 1, 2017 acquisition of Spectrum, Inc. (“Spectrum”), which had a negative 7.4 point impact on GAAP gross margin.

•	Adjusted gross profit (non-GAAP) for the third quarter of 2017 was $19.5 million, a year-over-year increase of $5.9 million, or 44%, and representing 53.3% gross margin. This compares to third quarter of 2016 adjusted gross profit of $13.6 million and 55.0% adjusted gross margin. Adjustments to GAAP gross profit in the third quarter of 2017 totaled $2.9 million, including the above-mentioned inventory step-up charges of $2.7 million.

OPERATING INCOME and OPERATING MARGIN

•	Operating income (GAAP) for the third quarter of 2017 was a loss of $406,000, a year-over-year decrease of $4.2 million.

•	Adjusted operating income (non-GAAP) for the third quarter of 2017 was $7.7 million, a year-over-year increase of $2.6 million, or 50%.

Third quarter of 2017 adjustments to operating income totaled $8.1 million compared to $1.4 million for the third quarter of 2016. Third quarter of 2017 adjustments included $3.4 million of acquisition and integration costs, $2.0 million of intangible amortization expense ($0.2 million in cost of goods and $1.8 million in operating expenses), and inventory step-up charges of $2.7 million (all in cost of goods).

•	Operating margin (GAAP) for the third quarter of 2017 was negative 1.1%, and adjusted operating margin (non-GAAP) was 21.0%. This compares to operating margin for the third quarter of 2016 of 15.2% on a GAAP basis and 20.7% on an adjusted (non-GAAP) basis.

NET INCOME

•	Net income (GAAP) for the third quarter of 2017 was $4.7 million, a year-over-year increase of $3.5 million compared to net income of $1.2 million for the 2016 period.

•	Adjusted net income (non-GAAP) for the third quarter of 2017 was $6.6 million, a year-over-year increase of $3.2 million or 96%, compared to adjusted net income of $3.4 million for the 2016 period.

EARNINGS PER SHARE

•	Earnings per share (GAAP) for the third quarter of 2017 were $0.11 on a fully diluted basis, an increase of $0.08 compared to $0.03 for the 2016 period.

•	Adjusted EPS (non-GAAP) for the third quarter of 2017 was $0.15 on a fully diluted basis, an increase of $0.06 from $0.10 for the 2016 period.

GAAP net income and EPS figures for the third quarter of 2017 include a $6.6 million tax benefit due to the release of a valuation allowance of deferred tax assets.

Adjustments to gross profit, gross margin, income from operations, operating margin, net income and EPS figures for the third quarters of 2017 and 2016 are detailed in the reconciliation tables accompanying this release, and include acquisition-related costs and their effect on taxes, and the non-cash portion of debt-related interest expense. In the 2017 period only, adjustments also include the above mentioned valuation allowances on deferred assets. In the 2016 period only, adjustments also include contingent consideration expense.

EBITDA

•	EBITDA, a non-GAAP financial measure, for the third quarter of 2017 was $2.6 million, a decrease of $2.4 million or 48% compared to $5.0 million for the third quarter of 2016.

•	Adjusted EBITDA (non-GAAP) for the third quarter of 2017 was $8.7 million, an increase of $2.8 million or 49% from $5.9 million for the third quarter of 2016.

CASH

•	Cash, cash equivalents and marketable securities at September 30, 2017 were $159.7 million compared to $141.8 million at December 31, 2016.

Financial Highlights for the Nine Months Year-to-Date 2017

On a GAAP basis, revenue for the first nine months of 2017 was $99.6 million, an increase of 26% compared to the first nine months of 2016, or 27% at constant currency. Gross margin was 51.9% for the first nine months of 2017, compared to 55.7% for the 2016 period. Gross profit of $51.7 million for the first nine months of 2017 represents an increase of 18% year-over-year. Income from operations was $10.7 million for the first nine months of 2017, compared to $13.1 million for the 2016 period. Net income of $16.2 million for the first nine months of 2017 compares to $6.7 million for the comparable period in 2016, an increase of $9.5 million or 143%. Fully diluted GAAP EPS for the first nine months of 2017 was $0.43, an increase of $0.24 or 121% compared to $0.20 for the first nine months of 2016.

On a non-GAAP basis, adjusted gross margin was 55.1% for the first nine months of 2017, compared to 56.3% for the same period in 2016. Adjusted gross profit of $54.9 million for the first nine months of 2017 represents an increase of 24% year-over-year. Adjusted income from operations increased to $23.1 million for the first nine months of 2017, compared to $19.1 million for the 2016 period, an increase of 21%. Adjusted net income of $18.5 million for the first nine months of 2017 compares to $13.7 million for the comparable period in 2016, an increase of $4.8 million or 35%. Fully diluted adjusted EPS for the first nine months of 2017 was $0.49, an increase of $0.09 from adjusted EPS of $0.40 for the first nine months of 2016.

GAAP net income and EPS figures for the first nine months of 2017 include a $12.2 million tax benefit due to the release of valuation allowances of deferred tax assets during the second and third quarters.

Adjustments to gross profit, gross margin, income from operations, operating margin,net income and EPS figures for the first nine months of 2017 and 2016 are detailed in the reconciliation tables accompanying this release, and include acquisition-related costs and their effect on taxes and the non-cash portion of debt-related interest expense. In the 2017 period only, adjustments also include the above mentioned valuation allowances on deferred assets. In the 2016 period only, adjustments also include contingent consideration.

Financial Guidance for 2017

Today, we are refining our guidance for fiscal year 2017. This updated guidance is based on expectations for our business, including the impact of our ownership of Spectrum, and does not include the financial impact of potential new acquisitions or future fluctuations in foreign currency exchange rates.

Financial guidance highlights for the year 2017 are below, and a reconciliation of our GAAP to adjusted (non-GAAP) financial guidance is included in the supplemental reconciliation schedule attached.

•	We are projecting revenue in the range of $139-$142 million, narrowing our previous guidance of $138-$144 million, and reflecting revenue growth of 33%-36%, or 32.5%-35.5% at constant currency.

•	We are projecting GAAP gross margin in the range of 52.5%-53.5%, compared to our previous guidance of 53.5%-54.5%. Our adjusted gross margin guidance of 55.5%-56.5% is consistent with our previous guidance.

•	Income from operations is expected to be $13-$15 million on a GAAP basis, compared to our previous guidance of $14-$16 million, and adjusted income from operations is expected to be $30-$32, consistent with our previous guidance.

•	Other expense for the year is expected to be approximately $6.5 million on a GAAP basis, including debt related interest expense of $6.4 million (of which $2.4 million is cash interest expense), and adjusted other expense is expected to be approximately $2.5 million excluding non-cash interest expense, consistent with our previous guidance.

•	We expect an income tax benefit of approximately $9 million on a GAAP basis, a $3 million improvement compared to our previous guidance of a $6.0 million tax benefit. Adjusted income tax expense is expected to be approximately $4.0-$4.5 million, a decrease from our previous guidance of $5.0 million.

•	Net income is expected to be in the range of $15.0-$16.0 million on a GAAP basis, an increase from our previous guidance of $13.5-$15.5 million. Adjusted net income is expected to be $23.5-$24.5 million, an increase from our previous guidance of $22.5-$24.5 million.

•	Fully-diluted GAAP EPS is expected to be in the range of $0.38-$0.41, an increase from our previous guidance of $0.34-$0.39. Adjusted fully diluted EPS is expected to be in the range of $0.60-$0.63, an increase from our previous guidance of $0.57-$0.62.

Our EPS guidance assumes a year-end weighted average of 39-39.5 million fully diluted shares, which considers the impact of new shares issued in conjunction with our acquisition of Spectrum and our follow-on equity offering which closed in July 2017. This share count also includes a number of unissued shares associated with our May 2016 convertible debt offering, as determined on the basis of share price premium relative to conversion price.

•	EBITDA is expected to be in the range of $23-$25 million, compared with our previous guidance of $24-$26 million. Adjusted EBITDA is expected to be in the range of $34-$36 million, consistent with our previous projections.

Conference Call

Repligen will host a conference call and webcast today, November 9, 2017, at 8:30 a.m. EST, to discuss third quarter of 2017 financial results and corporate developments. The conference call will be accessible by dialing toll-free (800) 708-4539 for domestic callers or (847) 619-6396 for international callers. Dial-in participants must provide the passcode 45935245. In addition, a webcast will be accessible via the Investor Relations section of the Company’s website. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (888) 843-7419 for domestic callers and (630) 652-3042 for international callers. Replay listeners must provide the passcode 45935245#.

Non-GAAP Measures of Financial Performance

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release: revenue growth rate at constant currency, adjusted gross profit and adjusted gross margin, adjusted income from operations and adjusted operating margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted net income, adjusted other expense, adjusted income tax benefit and adjusted earnings per diluted share (EPS). The Company provides revenue growth rates in constant currency to exclude the impact of foreign currency translation in order to facilitate a comparison of its current revenue performance to its past revenue performance. To calculate revenue growth rates in constant currency, the Company converts actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period.

The Company’s non-GAAP financial results and/or non-GAAP guidance exclude the impact of: contingent consideration related to the Company’s June 2014 asset purchase agreement with Refine Technology and its April 2016 acquisition of Atoll GmBH, acquisition costs related to the Company’s recent acquisitions (Atoll GmBH and TangenX Technology Corporation in December 2016, and Spectrum Lifesciences, LLC in August 2017), inventory step-up charges related to the acquisition of Spectrum, intangible amortization costs, non-cash interest expense, and in the case of EBITDA, cash interest expense related to the Company’s May 2016 convertible debt issuance. Also excluded are tax benefits associated with valuation allowances on deferred tax assets, the impact on tax of intangible amortization, and tax benefits associated with variable integration expenses. These costs are excluded because management believes that such expenses do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of our ongoing operations for the period in which such charges are recorded. Refine contingent consideration was triggered by the achievement of annual XCell™ ATF system sales milestones through the year 2016.

A reconciliation of GAAP to adjusted non-GAAP financial measures is included as an attachment to this press release. When analyzing the Company’s operating performance and guidance investors should not consider non-GAAP measures as substitutable for the comparable financial measures prepared in accordance with GAAP.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a global bioprocessing company that develops and commercializes highly innovative products that deliver cost and process efficiencies to biological drug manufacturers worldwide. Our portfolio includes protein products (Protein A affinity ligands, cell culture growth factors), chromatography products (OPUS® pre-packed columns, chromatography resins, ELISA kits) and filtration products (including XCell™ ATF systems, TangenX™ Sius™ flat sheet TFF cassettes, and Spectrum KrosFlo™ hollow fiber TFF cartridges and systems). The Protein A ligands and growth factor products that we produce are key components of Protein A affinity resins and cell culture media, respectively. Protein A affinity resins are the industry standard for downstream separation and purification of monoclonal antibody-based therapeutics. Growth factors are used in upstream processes to accelerate cell growth and productivity. Our innovative line of OPUS® chromatography columns, used in downstream processes for bench-scale through clinical-scale purification needs, are delivered pre-packed to our customers with the choice of resin and to their bed height preferences. Our XCell™ ATF Systems, available in stainless steel and single-use configurations, continuously eliminate waste from a bioreactor to concentrate cells and significantly increase productivity in upstream processes. Single-use Sius™ TFF cassettes and hardware are used for biologic drug concentration in downstream filtration processes. Spectrum KrosFlo™ TFF cartridges and systems are used in both upstream and downstream filtration processes. Repligen’s corporate headquarters are in Waltham, MA (USA), with additional administrative and manufacturing operations in Shrewsbury, MA, Rancho Dominguez, CA, Lund, Sweden and Weingarten, Germany.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements or guidance regarding current or future financial performance and position, including cash and investment position, the potential impairment of future earnings, the expected performance of the Spectrum business or our integration of Spectrum, management’s strategy, plans and objectives for future operations or acquisitions, product development and sales, selling, general and administrative expenditures, intellectual property, development and manufacturing plans, availability of materials and product and adequacy of capital resources and financing plans constitute forward-looking statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our compliance with all Food and Drug Administration and EMEA regulations; our volatile stock price; and other risks detailed in Repligen’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue:
Product revenue	$36,514	$24,677	$99,516	$78,942
Royalty and other revenue	66	—	108	—

Total revenue	36,580	24,677	99,624	78,942
Costs and expenses:
Cost of product revenue	19,987	11,242	47,913	34,955
Research and development	2,001	1,886	5,603	5,316
Selling, general and administrative	14,998	7,127	35,365	22,286
Contingent consideration - fair value adjustments	—	675	—	3,317

	36,986	20,930	88,881	65,874

Income from operations	(406)	3,747	10,743	13,068
Investment income	102	97	308	234
Interest expense	(1,618)	(1,555)	(4,804)	(2,198)
Other (expense) income	(100)	(75)	(548)	(979)

Income before income taxes	(2,022)	2,214	5,699	10,125
Income tax (benefit) provision	(6,691)	1,059	(10,476)	3,474

Net income	$4,669	$1,155	$16,175	$6,651

Earnings per share:
Basic	$0.11	$0.03	$0.44	$0.20

Diluted	$0.11	$0.03	$0.43	$0.20

Weighted average shares outstanding:
Basic	41,236,554	33,779,141	36,435,591	33,485,448

Diluted	42,563,002	34,312,887	37,386,333	34,011,534

Balance Sheet Data:	September 30, 2017	December 31, 2016
Cash, cash equivalents and marketable securities	$159,666	$141,780
Working capital	112,748	163,078
Total assets	734,236	288,913
Long-term obligations	38,920	99,074
Accumulated deficit	(43,686)	(59,861)
Stockholders’ equity	576,869	168,764

REPLIGEN CORPORATION

RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO NON-GAAP (ADJUSTED) INCOME FROM OPERATIONS

(Unaudited)

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
GAAP INCOME (LOSS) FROM OPERATIONS	$(406)	$3,747	$10,743	$13,068

ADJUSTMENTS TO INCOME (LOSS) FROM OPERATIONS:
Acquisition and integration costs	3,378	144	6,165	1,262
Inventory step-up charges	2,720	—	2,720	—
Intangible amortization	1,993	552	3,476	1,484
Contingent consideration - fair value adjustments	—	675	—	3,317

ADJUSTED INCOME FROM OPERATIONS	$7,685	$5,118	$23,104	$19,131

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP (ADJUSTED) NET INCOME

(Unaudited)

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
GAAP NET INCOME	$4,669	$1,155	$16,175	$6,651

ADJUSTMENTS TO NET INCOME:
Acquisition and integration costs	3,378	144	6,165	1,262
Inventory step-up charges	2,720	—	2,720	—
Contingent consideration - fair value adjustments	—	675	—	3,317
Intangible amortization	1,993	552	3,476	1,484
Non-cash interest expense	1,002	938	2,958	1,320
Tax effect of intangible amortization and acquisition costs	(577)	(104)	(781)	(313)
Release of valuation allowance on deferred tax assets	(6,611)	—	(12,236)	—

ADJUSTED NET INCOME	$6,574	$3,360	$18,477	$13,721

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME PER SHARE TO NON-GAAP (ADJUSTED) NET INCOME PER SHARE

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
GAAP NET INCOME PER SHARE - DILUTED	$0.11	$0.03	$0.43	$0.20

ADJUSTMENTS TO NET INCOME PER SHARE - DILUTED:
Acquisition and integration costs	0.08	0.00	0.16	0.04
Inventory step-up charges	0.06	—	0.07	—
Contingent consideration - fair value adjustments	—	0.02	—	0.10
Intangible amortization	0.05	0.02	0.09	0.04
Non-cash interest expense	0.02	0.03	0.08	0.04
Tax effect of intangible amortization and acquisition costs	(0.01)	(0.00)	(0.02)	(0.01)
Release of valuation allowance on deferred tax assets	(0.16)	—	(0.33)	—

ADJUSTED NET INCOME PER SHARE - DILUTED	$0.15	$0.10	$0.49	$0.40

Totals may not add due to rounding.

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(Unaudited)

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
GAAP NET INCOME	$4,669	$1,155	$16,175	$6,651

ADJUSTMENTS:
Investment Income	(102)	(97)	(308)	(234)
Interest Expense	1,618	1,555	4,804	2,198
Tax Provision	(6,691)	1,059	(10,476)	3,474
Depreciation	1,130	824	2,988	2,360
Amortization	1,993	552	3,476	1,484

EBITDA	2,617	5,048	16,659	15,933

OTHER ADJUSTMENTS:
Acquisition and integration costs	3,378	144	6,165	1,262
Inventory step-up charges	2,720	—	2,720	—
Contingent consideration - fair value adjustments	—	675	—	3,317

ADJUSTED EBITDA	$8,715	$5,867	$25,544	$20,512

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME GUIDANCE TO ADJUSTED (NON-GAAP) NET INCOME GUIDANCE

(in thousands)	Twelve months ending December 31, 2017
	Low End	High End
GUIDANCE ON NET INCOME (GAAP)	$15,000	$16,000
ADJUSTMENTS TO NET INCOME GUIDANCE:
Acquisition-related inventory step-up changes	3,677	3,677
Acquisition costs	7,449	7,449
Anticipated pretax amortization of acquisition-related intangible assets	6,405	6,405
Non-cash interest expense	3,977	3,977
Tax effect of intangible amortization	(407)	(407)
Release of valuation allowance on deferred assets	(12,236)	(12,236)
Tax effect of variable integration costs	(476)	(476)
Guidance rounding adjustment	111	111

GUIDANCE ON ADJUSTED NET INCOME (NON-GAAP)	$23,500	$24,500

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME PER SHARE GUIDANCE TO ADJUSTED (NON-GAAP) NET INCOME PER SHARE GUIDANCE

	Twelve months ending December 31, 2017
	Low End	High End
GUIDANCE ON GAAP NET INCOME PER SHARE - DILUTED	$0.38	$0.41
ADJUSTMENTS TO NET INCOME GUIDANCE:
Acquisition-related inventory step-up changes	0.09	0.09
Acquisition costs	0.19	0.19
Anticipated pretax amortization of acquisition-related intangible assets	0.16	0.16
Non-cash interest expense	0.10	0.10
Tax effect of intangible amortization	(0.01)	(0.01)
Release of valuation allowance on deferred assets	(0.31)	(0.31)
Tax effect of variable integration costs	(0.01)	(0.01)
Guidance rounding adjustment	0.00	0.00

GUIDANCE ON ADJUSTED (NON-GAAP) NET INCOME PER SHARE - DILUTED	$0.60	$0.63

Repligen Contact:

Sondra S. Newman

Senior Director Investor Relations

(781) 419-1881

investors@repligen.com

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